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                                 INTERDENT, INC.

                            1999 STOCK INCENTIVE PLAN


      1. PURPOSE. The InterDent, Inc. 1999 Stock Incentive Plan (the "PLAN") is intended to provide incentives which will attract and retain highly competent persons as officers, employees and directors of InterDent, Inc., a Delaware corporation (the "COMPANY"), its subsidiaries and dentists and other professionals employed by corporations, partnerships, sole proprietorships or other business organizations (collectively, the "AFFILIATED DENTAL PRACTICES") which have entered into agreements with the Company or one of its subsidiaries under which the Company or one of its subsidiaries manages the non-professional aspects of the Affiliated Dental Practices, by providing them opportunities to acquire shares of common stock of the Company, $.001 par value per share ("COMMON STOCK"), or to receive monetary payments based on the value of such shares pursuant to the Benefits described herein.

      2. ADMINISTRATION. The Plan will be administered by the Compensation Committee of the Board of Directors of the Company or another committee (the "COMMITTEE"), appointed by the Board from among its members consisting of two or more non-employee Directors who shall meet the requirements set forth in Securities and Exchange Commission Regulation Section 240.16b-3 ("RULE 16b-3") or any successor regulation.

      3. PARTICIPANTS. Participants will consist of such employees (including officers) and directors of the Company or its subsidiaries, consultants, and dentists and other professionals employed by Affiliated Dental Practices, as the Committee in its sole discretion determines to be significantly responsible for the success and future growth and profitability of the Company and whom the Committee may designate from time to time to receive Benefits under the Plan. Designation of a participant in any year shall not require the Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of Benefit as granted to the participant in any year. The Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

      4. TYPES OF BENEFITS. Benefits under the Plan may be granted in any one or a combination of (a) Incentive Stock Options; (b) Non-qualified Stock Options; (c) Stock Appreciation Rights; and (d) Stock Awards.

      5. SHARES RESERVED UNDER THE PLAN. There is hereby reserved for issuance under the Plan an aggregate of two million five hundred thousand (2,500,000) shares of Common Stock, which may be authorized but unissued or treasury shares. The maximum number of option shares and stock appreciation rights which may be awarded to any participant in any calendar year during the term of the Plan is 250,000 shares. Any shares subject to stock options or Stock Appreciation Rights or issued under such options or rights or as Stock Awards may thereafter be subject to new options, rights or awards under this Plan if there is a lapse, expiration or termination of any such options or rights prior to issuance of the shares or if shares are issued under such options or rights or as such awards, and thereafter are reacquired by the Company without consideration pursuant to rights reserved by the Company upon issuance thereof.

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      6.   STOCK OPTIONS. Incentive Stock Options and Non-qualified Stock
Options will consist of stock options to purchase Common Stock at purchase prices not less than 85% and 100%, respectively, of the fair market value of the Common Stock on the date the option is granted. Said purchase price may be paid by check to the Company or in the discretion of the Committee, payment may also be made (i) by delivering a promissory note in a form determined by and acceptable to the Committee (ii) in shares of Common Stock held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at a fair market value as defined in paragraph 15 hereof on the date of exercise, or (iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the participant shall concurrently provide irrevocable written instructions (A) to a Company-designated brokerage firm to effect the immediate sale for the purchased shares and remit to the Company, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Company by reason of such exercise and (B) to the Company to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale. Non-qualified Stock Options shall be exercisable not earlier than six months and not later than fifteen years after the date they are granted and Incentive Stock Options shall be exercisable not earlier than six months and not later than ten years after the date they are granted. In the event of termination of employment, all stock options shall terminate at such times and upon such conditions or circumstances as the Committee shall in its discretion set forth in such option at the date of grant. The aggregate fair market value (determined as of the time the option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and its subsidiary corporations) shall not exceed $100,000. The Committee may provide, either at the time of grant or subsequently, that a stock option include the right to acquire a replacement stock option upon exercise of the original stock option (in whole or in part) prior to termination of employment of the participant and through payment of the exercise price in shares of Common Stock. The terms and conditions of a replacement option shall be determined by the Committee in its sole discretion.

      7. STOCK APPRECIATION RIGHTS. The Committee may, in its discretion, grant Stock Appreciation Rights to the holders of any stock options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of and without relation to options. Each Stock Appreciation Right shall be subject to such terms and conditions consistent with the Plan as the Committee shall impose from time to time, including the following:

           (a) A Stock Appreciation Right relating to an option may be made part of such option at the time of its grant or at any time thereafter up to six months prior to its expiration.

           (b) Each Stock Appreciation Right will entitle the holder to elect to receive the appreciation in the fair market value of the shares subject thereto up to the date the right is exercised. In the case of a right issued in relation to a stock option, such appreciation shall be measured from not less than the option price and in the case of a right issued independently of any stock option, such appreciation shall be measured from not less than the fair market value of the Common Stock on the date the right is granted. Payment of such appreciation shall be made in cash or in Common Stock, or a combination thereof, as set forth in the award, but no Stock


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Appreciation Right shall entitle the holder to receive, upon exercise thereof, more than the number of shares of Common Stock (or cash of equal value) with respect to which the right is granted.

           (c) Each Stock Appreciation Right will be exercisable at the times and to the extent set forth therein, but no Stock Appreciation Right may be exercisable more than fifteen years after it was granted. Exercise of a Stock Appreciation Right shall reduce the number of shares issuable under the Plan (and the related option, if any) by the number of shares with respect to which the right is exercised.

      8. STOCK AWARDS. Stock Awards will consist of Common Stock transferred to participants without other payment therefor as additional compensation for services to the Company and its subsidiaries. Stock Awards shall be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such shares, rights of the Company to reacquire such shares upon termination of the participant's employment within specified periods and conditions requiring that the shares be earned in whole or in part upon the achievement of performance goals established by the Committee over a designated period of time.

      9.   ADJUSTMENT PROVISIONS.

           (a) If the Company shall at any time change the number of issued shares of Common Stock without new consideration to the Company (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding Benefit shall be adjusted so that the aggregate consideration payable to the Company and the value of each such Benefit shall not be changed. The Committee may also provide for the continuation of Benefits or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation or similar occurrence.

           (b) Notwithstanding any other provision of this Plan, and without affecting the number of shares otherwise reserved or available hereunder, the Committee may authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

           (c) In the case of any merger, consolidation or combination of the Company with or into another corporation, other than a merger, consolidation or combination in which the Company is the continuing corporation and which does not result in the outstanding Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof (an "ACQUISITION"):

                 (i) any participant to whom a stock option has been granted under the Plan shall have the right (subject to the provisions of the Plan and any limitation applicable to such option) thereafter and during the term of such option, to receive upon exercise thereof the Acquisition Consideration (as defined below) receivable upon such Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of such option or portion thereof, as the case may be, immediately prior to such Acquisition;


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                 (ii)   any participant to whom a Stock Appreciation Right has
been granted under the Plan shall have the right (subject to the provisions of the Plan and any limitation applicable to such right) thereafter and during the term of such right to receive upon exercise thereof the difference between the aggregate fair market value on the applicable date (as set forth in such right) of the Acquisition Consideration receivable upon such Acquisition by a holder of the number of shares of Common Stock which might have been obtained upon exercise of the option related thereto or any portion thereof, as the case may be, immediately prior to such Acquisition and the aggregate option price of the related option, or the aggregate fair market value on the date of grant of the right, whichever is applicable.

      The term "ACQUISITION CONSIDERATION" shall mean the kind and amount of shares of the surviving or new corporation, cash, securities, evidence of indebtedness, other property or any combination thereof receivable in respect of one share of Common Stock of the Company upon consummation of an Acquisition.

      10. NONTRANSFERABILITY. Each Benefit granted under the Plan to a participant shall not be transferable by such participant otherwise than by will or the laws of descent and distribution, and shall be exercisable, during such participant's lifetime, only by such participant. In the event of the death of a participant, each Benefit theretofore granted to such participant shall be exercisable within the period after such participant's death established by the Committee at the time of grant (but not beyond the stated duration of the Benefit) and then only:

            (a) By the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant's rights under the Benefit shall pass by will or the laws of descent and distribution; and

            (b) To the extent that the deceased participant was entitled to do so at the date of his or her death.

Notwithstanding the foregoing, at the discretion of the Committee, an award of a Benefit may permit the transferability of the Benefit by the participant solely to members of the participant's immediate family or trusts or family partnerships for the benefit of such persons subject to such terms and conditions as may be established by the Committee.

      11. RETIREMENT OR GENERAL TERMINATION. Unless otherwise determined by the Committee, if a participant's employment by the Company or any subsidiary of the Company is terminated by retirement or for any reason other than death of such participant, any Incentive Stock Option, Non-qualified Stock Option, Stock Appreciation Right or Stock Award held by such participant may be exercised at any time prior to the earlier of (i) its expiration date or (ii) ninety (90) days after the date of termination of such participant, but only if and to the extent the participant was vested in such award on the date of termination. Notwithstanding the foregoing, unless otherwise determined by the Committee, any Incentive Stock Option, Non-qualified Stock Option, Stock Appreciation Right or Stock Award granted to an employee under the Plan shall continue to vest in accordance with its terms after termination of employment so long as such former employee is continuously retained by the Company or one of its subsidiaries on an independent contractor basis and for so long as such independent contractor relationship continues uninterrupted. Transfer of an employee by the Company or any subsidiary of the Company to the Company or any subsidiary of the Company shall not be considered a


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termination for purposes of the Plan.

      12. OTHER PROVISIONS. The award of any Benefit under the Plan may also be subject to such other provisions (whether or not applicable to the Benefit awarded to any other participant) as the Committee determines appropriate, including without limitation, provisions for the installment purchase of Common Stock under Stock Options, provisions for the installment exercise of Stock Appreciation Rights, provisions to assist the participant in financing the acquisition of Common Stock, restrictions on resale or other disposition, provisions for the acceleration of exercisability of Benefits in the event of a change of control of the Company, provisions for the payment of the value of the Benefits to participants in the event of a change of control of the Company, provisions to comply with Federal and state securities laws, or understandings or conditions as to the participant's employment in addition to those specifically provided for under the Plan.

      13. RULES. The Committee may establish such rules and regulations as it considers desirable for the administration of the Plan.

      134. MANNER OF ACTION BY COMMITTEE. A majority of the members of the Committee qualified to act on a question may act by meeting or by writing signed without meeting and may execute, or delegate to one of its members authority to execute, any instrument or document required. The Committee may delegate the performance of ministerial functions in connection with the Plan to such person or persons as the Committee may select. The costs of administration of the Plan will be paid by the Company.

      145. FAIR MARKET VALUE. For purposes hereof, fair market value of Common Stock shall be the closing sale price for the Company's Common Stock on the Nasdaq National Market, or such other exchange or market on which the Common Stock is primarily traded, as reported in the Wall Street Journal for the date of calculation (or on the next preceding trading date if Common Stock was not traded on the date of calculation).

      156. TAXES. The Company shall be entitled if necessary or desirable to pay or withhold the amount of any tax attributable to any amounts payable under the Plan after giving the person entitled to receive such amount notice as far in advance as practicable, and the Company may defer making payment as to any Benefit if any such tax may be pending until indemnified to its satisfaction. When a person is required to pay to the Company an amount required to be withheld under applicable tax laws in connection with exercises of Non-qualified Stock Options or other Benefits under the Plan, the Committee may, in its discretion and subject to such rules as it may adopt, permit such person to satisfy the obligation, in whole or in part, by electing to have the Company withhold shares of Common Stock having a fair market value equal to the amount required to be withheld.

      167. TENURE. A participant's right, if any, to continue to serve the Company and its subsidiaries as an officer, employee, or otherwise, or to serve an Affiliated Dental Practice, shall not be enlarged or otherwise affected by his designation as a participant under the Plan.

      178. AMENDMENT AND TERMINATION. The terms and conditions applicable to any Benefit granted under the Plan may be amended or modified by mutual agreement between the Company and the participant or such other persons as may then have an interest therein. Also, by


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mutual agreement between the Company and a participant hereunder, or under any other present or future plan of the Company, stock options or other Benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any Benefits previously granted such participant under this Plan, or any Benefit previously or hereafter granted to such participant under any other present or future plan of the Company. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing Benefit or change the terms and conditions thereof without the participant's consent. The Board of Directors may amend the Plan in any respect without stockholder approval if stockholder approval is not then required to comply with Rule 16b-3 or other similar requirements.

      19. STOCKHOLDER APPROVAL. The Plan was adopted by the Board of Directors of the Company on April 20, 1999. The Plan and any Benefits granted hereunder shall be null and void if stockholder approval is not obtained within twelve
(12) months of the adoption of the Plan by the Board of Directors. This Plan shall continue in effect until terminated by the Board pursuant to Section 17; provided, however, that no Incentive Stock Option shall be granted more than ten years after the date of the adoption of this Plan by the Board.


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